UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 10, 2014 (June 5, 2014)
Seven Seas Cruises S. DE R.L.
(Exact Name of Registrant as Specified in Its Charter)

Republic of Panama	333-178244	75-3262685
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8300 NW 33rd Street, Suite 100
Miami, FL 33122
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (305) 514-2300
Not Applicable
(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 10, 2014, Prestige Cruises International, Inc. (“PCI”), the parent company of Seven Seas Cruises S. DE R.L. (the “Company”), announced that the Company and Chairman and Chief Executive Officer of the Company, Frank J. Del Rio, agreed on June 5, 2014, to amend and extend Mr. Del Rio’s executive employment agreement with PCI through December 31, 2018. The amendment modifies certain terms of his existing employment agreement.

Mr. Del Rio’s initial annual minimum base salary will be $1,750,000. Beginning on January 1, 2015, and for each year thereafter, Mr. Del Rio shall receive an annual 5% increase in his base salary. Beginning in calendar year 2014 and in each calendar year thereafter for the term of the agreement, Mr. Del Rio is eligible for a target incentive bonus equal to one hundred percent (100%) of his then current salary, provided that the actual bonus shall be determined by the Board in its sole discretion, based on performance objectives established with respect to that year by the Board, in good faith consultation with Mr. Del Rio.

Effective as of June 6, 2014, Mr. Del Rio will receive a stock option to purchase 200,000 shares of PCI common stock. Beginning January 1, 2015 and for each year thereafter, Mr. Del Rio will receive a stock option to purchase an additional 250,000 shares of PCI common stock. Each of these stock options provide that Mr. Del Rio may purchase PCI common stock at a price per share equal to the fair market value on the date of grant of such stock option and vest as follows: 50% on the second anniversary of the grant date, 25% on the third anniversary of the grant date and 25% on the fourth anniversary of the grant date. In the event Mr. Del Rio remains continuously employed through the date of a Sale of the Company (as defined in the employment agreement), or his employment is terminated by PCI without Cause (as defined in the employment agreement) or by Mr. Del Rio for Good Reason (as defined in the employment agreement), in either case within 90 days prior to the Sale of the Company, 100% of the unvested portion of any stock options granted shall vest upon the occurrence of a Sale of the Company.

The agreement also provides for participation in employee benefit plans and perquisite programs generally available to similarly situated executives. In particular, Mr. Del Rio is entitled to an automobile allowance of $2,000 per month, a personal expense allowance of $12,000 per year (subject to review and upward adjustment), an allowance for country club dues and fees up to $20,000 per year (subject to review and upward adjustment), a travel expense allowance of $30,000 per year (subject to review and upward adjustment), an allowance for tax advice and preparation up to $20,000 per year, business class travel and forty (40) days annual paid vacation. Mr. Del Rio is also eligible for a tax “gross up,” to make him whole in the event that an excise tax is due under Section 280G of the Internal Revenue Code in connection with payments contingent on a change in control of PCI.

In the event of a termination of Mr. Del Rio’s employment before the end of the term of his employment, regardless of the manner in which his employment terminates, he is entitled to receive amounts earned during the term of employment including accrued but unpaid base salary through the date of termination, accrued but unpaid incentive bonus for the year prior to the year of termination (except with respect to terminations for Cause), unreimbursed employment-related expenses owed to Mr. Del Rio under the Company’s policies and the value of any accrued benefits under any of the Company’s employee benefit programs (in accordance with the terms of such programs). If Mr. Del Rio’s employment is terminated before the end of the term of his employment without Cause or for Good Reason, Mr. Del Rio will be entitled to receive: (i) a pro rata incentive cash bonus for the year of termination and (ii) accelerated vesting of the next tranche of each of the option grants scheduled to vest (if the Board of Directors determines in good faith that the then current progress towards the achievement of performance goals, if applicable, would result in the successful attainment of such goals). If Mr. Del Rio is terminated without Cause during the one hundred eighty (180) day period preceding, or any time after, or resigns for good Cause after, a Sale of the Company, he will be entitled to accelerated vesting of his option grants, and two years of each of the following elements of compensation: base salary, target incentive bonus, medical benefits, auto allowance, personal tax advice fees, country club dues, personal travel and personal expense allowances.

Pursuant to his employment agreement, Mr. Del Rio may not disclose any of the Company’s confidential information at any time during or after employment. Additionally, Mr. Del Rio may not compete with the Company’s business for a post-employment period of one year (two years if the employment terminates as a result of his voluntary termination without Good Reason) and may not solicit the Company’s employees for a post-employment period of one year.

The foregoing description of the employment agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to full text of the employment agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits.

10.1	Amended and Restated Executive Employment Agreement between Oceania Cruises, Inc., Prestige Cruises International, Inc. and Frank J. Del Rio, dated June 5, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 10, 2014	SEVEN SEAS CRUISES S. DE R.L.

/s/ JASON M. MONTAGUE
Jason M. Montague, Executive Vice President
and Chief Financial Officer